Exhibit 10.15

TURNSTONE SYSTEMS, INC.

Consulting Agreement

This Consulting Agreement (the “Agreement”) is made as of August 31, 2003 by and between Turnstone Systems, Inc., a Delaware corporation having its principal place of business at 2220 Central Expressway, Santa Clara California 95050 (the “Company”), and Richard N. Tinsley (the “Consultant”).

Recitals

1. The Company desires to retain the Consultant as an independent contractor to perform consulting services for the Company.

2. The Consultant is willing to perform such services for the Company on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Company and the Consultant hereby agree as follows:

1. Function. The Consultant will assist, consult, and advise the Company in respect of such tasks, projects, and responsibilities as shall be requested by the Company’s Board of Directors and/or its officers, as set forth on Exhibit A attached hereto.

2. Compensation. As consideration for such assistance, consultation, and advice, the Company will pay the Consultant the compensation set forth on Exhibit A attached hereto. In addition, the Company will reimburse the Consultant for reasonable out-of-pocket expenses incurred by Consultant in the execution of Consultant’s duties as set forth in Section 1 above, as set forth on Exhibit A attached hereto, provided that the Consultant shall provide the Company documentation for such expenses in accordance with the Company’s established policies for expense reimbursement, and the Consultant shall have otherwise complied with all such policies.

3. Term. Either Consultant or Company may terminate this Agreement at any time for any reason or no reason, with or without cause, by written notice. Termination shall not relieve the Consultant of Consultant’s continuing obligations under this Agreement, including, without limitation, the requirements of Sections 4, 5, 6, or 7.

4. Confidentiality.

(a) “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, supplier lists, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, or other business information disclosed by the Company, either directly or indirectly, in writing, orally, or by drawings or inspection of parts or equipment. Confidential Information shall not include information which (i) is known to the Consultant at the time of disclosure to the Consultant by the Company as evidenced by the written records of the Consultant, (ii) has become publicly known and made generally available through no wrongful act of the Consultant, or (iii) has been rightfully received by the Consultant from a third party who is authorized to make such disclosure.

(b) The Consultant will not, during the term of this Agreement and thereafter, use the Company’s Confidential Information for any purpose whatsoever other than the performance of services on behalf of the Company pursuant to Section 1 and will not disclose the Company’s Confidential Information to any third party, and it is understood that said Confidential Information shall remain the sole property of the Company. Consultant further agrees to take all necessary precautions to prevent any unauthorized disclosure of Confidential Information including, but not limited to, having each employee of Consultant, if any, with access to any Confidential Information, execute an agreement containing terms relating to Confidential Information and ownership of intellectual property substantially similar to those set forth in this Agreement.

(c) The Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any third party with which has an agreement or duty to keep in confidence information acquired by Consultant in confidence, and that Consultant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such third party unless consented to in writing by such third party. The Consultant will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of the Consultant under this Agreement.

(d) The Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out services for the Company pursuant to Section 1 in a manner consistent with the Company’s agreement with such third party.

(e) Upon the termination of this Agreement, or at any time upon the Company’s request, the Consultant will promptly deliver to the Company all of the Company’s property or Confidential Information in tangible form that Consultant may have in Consultant’s possession or control.

5. Ownership.

(a) The Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries, and trade secrets (collectively, “Inventions”) conceived, made, or discovered by the Consultant, solely or in collaboration with others, during the term of this Agreement which relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate, or experiment with, in connection with the services to be performed by Consultant hereunder, are the sole property of the Company. Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all such Inventions and any copyrightable patents, mask work rights, moral rights or other intellectual property rights relating thereto. This Agreement does not apply to inventions covered by Section 2870 of the California Labor Code, a copy of which is attached hereto as Exhibit B, or to inventions which were made prior to the date of this Agreement.

(b) The Consultant agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments which the Company shall deem necessary or appropriate in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such Inventions, and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto. The Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.

6. Conflicting Obligations.

(a) The Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude the Consultant from complying with the provisions hereof and further certifies that Consultant will not enter into any such conflicting agreement during the time in which Consultant is acting as an independent contractor of the Company or thereafter.

(b) In view of the Consultant’s access to the Company’s trade secrets and proprietary know-how, Consultant further agrees that Consultant will not, without the Company’s prior written consent, design identical or substantially similar designs as those developed for the Company or for any third party during the time in which Consultant is acting as an independent contractor of the Company and for a period of twelve (12) months thereafter.

7. Covenant Not to Compete; Non-Solicitation. During the term of this Agreement, the Consultant will not, directly or indirectly, participate as an officer, director, employee, partner, principal, consultant or otherwise with, any person, business or enterprise which is engaged in actual or potential competition with the Company or its affiliates, without the express prior written consent of the Company. The Consultant covenants and agrees with the Company that Consultant will not, during the term of this Agreement and for a period of one year thereafter, whether directly or indirectly, solicit any of the Company’s then-current employees to terminate their employment with the Company or to become employed by any other firm, company, or business.

8. Independent Contractor. The Consultant is an independent contractor and will not act as an agent nor shall Consultant be deemed an employee of the Company for the purposes of any employee benefit program, income tax withholding, FICA taxes, unemployment benefits or otherwise. The Consultant may not enter into any agreement or incur any obligations on the Company’s behalf, or commit the Company in any manner, without the Company’s express prior written consent.

9. Notices. Any notice required or permitted by this Agreement shall be deemed to have been given if delivered personally or sent by registered or certified mail, postage and charges prepaid, addressed to the party at the party’s address set forth on the signature page hereof.

10. Governing Law. This Agreement and the application or interpretation thereof shall be governed, construed, and enforced in accordance with the laws of the State of California as applied to agreements between California residents entered and to be performed entirely within California.

11. Miscellaneous.

(a) This Agreement, including the exhibits attached hereto and made a part hereof, constitutes and expresses the entire agreement and understanding between the Company and the Consultant relating to the subject matter herein. All previous discussions, promises, representations, and understandings between the parties relative to this Agreement, if any, have been merged into this document. No modification of or amendment to this Agreement, nor any waiver of rights under this Agreement, will be effective unless expressed in a writing signed by the party to be charged.

(b) The Consultant may not subcontract all or any part of the services to be provided hereunder without the express prior written consent of the Company.

(c) This Agreement shall be binding upon and shall inure to the benefit of the Company’s successors, transferees, and assigns.

(d) The Consultant agrees that a breach of any of the representations, warranties, or covenants contained in this Agreement will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law and that, consequently, the Company will be entitled to injunctive relief and/or a decree for specific performance and such other relief as may be proper (including monetary damages, if appropriate).

(e) The waiver by the Company of a breach of any provision of this Agreement will not operate or be construed as a waiver of any other or subsequent breach.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

“COMPANY”	TURNSTONE SYSTEMS, INC. a Delaware corporation

	By:	/s/ ALBERT LIU
	Name:	Albert Liu
	Title:	General Counsel & Director of HR

“CONSULTANT”	/s/ RICHARD N. TINSLEY
(signature)

	Name:	Richard N. Tinsley
	Title:	Consultant
Address:

Tax ID #:

Exhibit A

CONSULTANT COMPENSATION

Description of Services: IP consulting services, as requested by Company management from time to time.

Consultant shall report to: Eric Yeaman, CEO and CFO

Fees: US$100.00 per hour

Expenses authorized for reimbursement by Company: Reasonable expenses associated with the provisioning of services hereunder to be mutually agreed upon between the Company and Consultant.

Exhibit B

Section 2870, California Labor Code

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.